                                                                     EXHIBIT 2.1

                          ASSET ACQUISITION AGREEMENT

                           DATED AS OF MARCH 28, 1997

                                     AMONG

                            SPORT SUPPLY GROUP, INC.

                                   AS SELLER,

                                      AND
                          NITRO LEISURE PRODUCTS, INC.
                               (FORMERLY KNOWN AS
                             GB ACQUISITION, INC.)

                                    AS BUYER

                               TABLE OF CONTENTS


1.  PURCHASE AND SALE OF THE PURCHASED ASSETS . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1.  Assets Being Sold to Buyer . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2.  Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.3.  Assumption of Certain Liabilities  . . . . . . . . . . . . . . . . . . . . . 4
         1.4.  Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.5.  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         1.6.  Post-Closing Inventory Adjustment. . . . . . . . . . . . . . . . . . . . . . 8
         1.7.  Post-Closing Accounts Receivable Adjustment. . . . . . . . . . . . . . . . . 9
         1.8.  Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . .  10
         1.9.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

2.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

3.  REPRESENTATIONS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.1.  Due Incorporation, Authorization and Good Standing . . . . . . . . . . . .  11
         3.2.  No Violation or Approval . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.3.  Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . .  12
         3.4.  Absence of Changes; Operations in Ordinary Course  . . . . . . . . . . . .  12
         3.5.  Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.6.  Offices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.7.  Good Operating Condition and Repair, etc . . . . . . . . . . . . . . . . .  13
         3.8.  Licenses, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.9.  Operations in Conformity With Law, etc.  . . . . . . . . . . . . . . . . .  14
         3.10.  Employee Matters; Benefit Plans . . . . . . . . . . . . . . . . . . . . .  14
         3.11.  Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.12.  [Reserved.] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.13.  Tradenames, Marks, Patents, etc.  . . . . . . . . . . . . . . . . . . . .  14
         3.14.  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.15.  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.16.  Contractual Obligations, etc  . . . . . . . . . . . . . . . . . . . . . .  15

4.  REPRESENTATIONS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.1.  Due Incorporation, Authorization and Good Standing . . . . . . . . . . . .  17
         4.2.  No Violation or Approval . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.3.  Brokers, Finders, etc  . . . . . . . . . . . . . . . . . . . . . . . . . .  17

5.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER  . . . . . . . . . . . . . . . . . .  17
         5.1.  Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.2.  Performance of Obligations . . . . . . . . . . . . . . . . . . . . . . . .  18

         5.3.  Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.4.  Bill of Sale, Assignment and Assumption Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.5.  Services Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.6.  Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.7.  Assignment of Intangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.8.  Charter Documents, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.9.  Release of Liens.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.10.  Injunctions, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.11.  Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.12. General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.1.  Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.2.  Performance of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.3.  Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.4.  Bill of Sale, Assignment and Assumption Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.5.  Services Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.6.  Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.7.  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.8.  Charter Documents, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.9.  Injunctions, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.10.  Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.11.  General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.12.  Resale Exemption Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

7.  COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.1.  Access to Premises and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.2.  Conduct of Business Prior to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.3.  No Solicitation of Other Offers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.4.  Preparation for Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.5.  Non-Disclosure, Announcements, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.6.  Agreement Not to Compete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.7.  Agreement Not to Solicit or Hire Employees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.8.  Acknowledgments of Reasonableness.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

8.  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.1.  Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.2.  Other Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.3.  Time Limits on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.4.  Monetary Limitations on Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.5.  Notice of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.6.  Defense of Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26





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

         8.7.  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

9.  POST-CLOSING MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

10.  NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

11.  EXPENSES OF TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

12.  ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

13.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

14.  ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

15.  GOVERNING LAW; ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         15.1.   Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         15.2.   Reliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

16.  SELLER'S KNOWLEDGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

17.  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

18.  HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

19.  NO THIRD PARTY BENEFICIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31





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
                               LIST OF SCHEDULES

Schedule 1.1.2            Intellectual Property
Schedule 1.1.7            Farmer's Branch, Texas Equipment, Furniture, Etc.
Schedule 1.1.9            Leases
Schedule 1.3.4            Deductions, off-sets, chargebacks, etc.
Schedule 3.2              Consents, Approvals, Etc.
Schedule 3.3              Transactions with Affiliates
Schedule 3.4              Departures from Operation in Ordinary Course
Schedule 3.5(a)           Permitted Liens
Schedule 3.5(b)           Restrictions on Right to Transfer Purchased Assets
Schedule 3.5(c)           Challenges to Use or Ownership of Purchased Assets
Schedule 3.5(d)           Limitations on Assignability of Contracts
Schedule 3.9              Claims, Lawsuits, etc.
Schedule 3.13             Payments, Etc. for Use of Intellectual Property; Possible Infringements
Schedule 3.14             Environmental Matters
Schedule 3.15             Employees
Schedule 3.16             Contractual Obligations
Schedule 7.2              Compensation Increases: Departures From Ordinary Course

LIST OF EXHIBITS

Exhibit 2                 Escrow Agreement
Exhibit 5.4               Bill of Sale, Assignment and Assumption Agreement
Exhibit 5.5               Transitional Services Agreement
Exhibit 5.6               Escrow Agreement





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
                          ASSET ACQUISITION AGREEMENT


         THIS AGREEMENT is made as of March 28, 1997, between Sport Supply Group, Inc., a Delaware corporation ("Seller") and Nitro Leisure Products, Inc. (formerly known as GB Acquisition, Inc.), a Delaware corporation ("Buyer").

         WHEREAS, Seller is engaged in the business (the "Business") of the manufacture and re-manufacture (through unaffiliated third party manufacturers) and sale of golf balls and golf accessories; and

         WHEREAS, Buyer desires to purchase from Seller substantially all the assets pertaining to the Business and to assume certain specified liabilities of Seller related thereto, all on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of these premises, the respective covenants of Buyer and Seller set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. PURCHASE AND SALE OF THE PURCHASED ASSETS.

         1.1. Assets Being Sold to Buyer. Seller agrees to sell and assign to Buyer, and Buyer agrees to purchase at the Closing (as hereinafter defined), all of Seller's right, title and interest in, to and under the following assets other than Excluded Assets (collectively, the "Purchased Assets") as the same exist on the Closing Date (as hereinafter defined):

                 1.1.1. All inventory (whether raw materials, work-in-process or finished goods) related to the Business, together with related packaging materials.

                 1.1.2. All rights to the tradenames, registered and unregistered trademarks and service marks and all related applications, patents, patent rights and all related applications, copyrights, and other names, marks and proprietary rights (collectively, "Intellectual Property"), and the goodwill associated therewith, identifying or related to the Business or any of the products of the Business, including without limitation all tradenames, trademarks, service marks, copyrights, and other names as set forth on
         Schedule 1.1.2. Notwithstanding the foregoing, Buyer will not acquire Seller's name and will not be permitted to use Seller's name (or any variation thereof) in any respect.

                 1.1.3. All accounts receivable outstanding at the close of business on the Closing Date that are attributable to the Business, excluding any Excluded Accounts (the "Closing Accounts"), subject to reassignment to Seller as provided by Section 1.7.

                 1.1.4. All prepaid concessions and other prepaid expenses related to the Business.

                 1.1.5. All operating records and books of account ("Records") that relate primarily to the Business and reflect the conduct or operations of the Business, including without limitation all records in respect of Closing Accounts.

                 1.1.6. Without limiting any other provision of this Section 1.1, all customer and supplier lists relating to the Business.

                 1.1.7. All property, plant, equipment, furniture, furnishings, vehicles, supplies, spare and replacement parts, and other tangible personal property used primarily in the Business, including without limitation all such property located at the Offices (as defined below), excluding the personal property listed on Schedule 1.2; it being understood that of the equipment, furniture, furnishings, supplies, spare and replacement parts, and other tangible personal property located at the Seller's office at 1901 Diplomat Drive, Farmer's Branch, Texas, only such items thereof as are primarily used by the employees of Seller who work in the Business as of the date hereof and are offered employment by Buyer (which items are described on Schedule 1.1.7) will be included in the Purchased Assets.

                 1.1.8. All rights and other interest in all "off the shelf" computer software and computer software licenses used primarily in the Business (except as set forth in Section 1.2.3) to the extent the licenses may be legally transferred without the consent of the licensor.

                 1.1.9. All rights under the leases (the "Leases") pursuant to which Seller leases the offices of the Business in Orlando, Florida, Port St. Lucie, Florida and Fort Pierce, Florida (the "Offices"), which leases are listed on Schedule 1.1.9.

                 1.1.10. All intangible rights of the Business, including without limitation all claims, judgments, choses in action and rights or actions against third parties (excluding claims for refunds and claims against freight carriers to the extent they relate to events prior to the Closing Date) that relate primarily to the Purchased Assets or Assumed Liabilities or the Business, but excluding any claims of Seller to the extent related to Excluded Assets, and further excluding all claims, judgments, choses in action and rights or actions Seller has or may have arising from or related to Seller's (i) acquisition of International Golf, Inc. (now known as X-Outs), Prince Golf International, Ltd., and Second Chance Golf Ball Recyclers, Inc. (the seller of such assets now being known as Ball Bandit, Inc.), and 2814013 Canada, Inc., (ii) disposition of Seller's Gold Eagle Division to Morris Rosenbloom & Co., Inc., (iii) lawsuit against BXL&Z Golf Co., Wilbur Hansen and James Helm filed in the District Court of Dallas County Texas, (iv) royalties due through the Closing Date pursuant to the License Agreement with Graf Acquisition L.P. and (v) Consulting and Separation Agreement with Jerry Gunderson.

                 1.1.11. All rights and other interests in all contracts, personal property leases and other agreements that are primarily related to the Business or the Purchased Assets and were entered into in the ordinary course of business, but excluding rights and other interests that are primarily related to Excluded Assets.

                 1.1.12. All rights in the telephone numbers 1-800-624-8337 (1-800-624-TEES), 1-800-624-8337 (1-800- DO-NITRO), 1-800-438-6707
         and the other telephone numbers used primarily in connection with the Business (it being agreed that such telephone numbers will not include any number that includes the prefix 214 or 972; until the 90th day after the Closing, Seller will cause any such telephone number that includes the prefix 214 or 972 to be answered by a recorded announcement provided by Buyer that directs callers to the telephone numbers used by Buyer and any such telecopy number to be forwarded at Buyer's cost, if reasonably possible, to a number designated by Buyer).

                 1.1.13. All goodwill of the Business and its value as a going concern.

         1.2. Excluded Assets. The Purchased Assets shall not include the following assets (collectively, the "Excluded Assets"):

                 1.2.1. All cash and cash equivalents on hand as of the Closing related to the Business, wherever located, including, without limitation, in accounts, lock boxes, and other similar accounts (whether maintained at a bank, savings and loan or other financial institution).

                 1.2.2. All accounts receivable of the Business in respect of which the obligor is Gold Eagle, Gold Eagle Rochester (Morris Rosenbloom & Co., Inc.), Genpro or Toppoint Trading Company (collectively, "Excluded Accounts").

                 1.2.3. All computer hardware, computer software and computer software licenses related to Seller's AS 400 computer (it being understood that the rights described in Section 1.1.8 are not so related).

                 1.2.4. All assets that are primarily related to Excluded Liabilities, provided that inventory located in Orlando, Florida shall not be an Excluded Asset.

                 1.2.5. All contracts, licenses, leases and other agreements of the following types relating to the Business (unless Buyer shall at its election otherwise expressly agree in writing to assume any of such leases, licenses, contracts and agreements):

                 1.2.5.1. Those with any present or former employee or their affiliates or members of their immediate families other than
                 (a) Sellers Agreements with James Leo Tillman and Charles Karnolt, (b) employment agreements entered into by Buyer with Marc Gunderson, Ronald Vanasdale, Bill Evanko, Lee Evanko and Jim Hart (it being understood that each such person's contract with Seller will terminate at Closing and not be assumed by Buyer) and (c) the lease of the Office in Port St. Lucie, Florida with J. Ron Enterprises, Inc.

                 1.2.5.2. Those in any manner restricting or conditioning the right of Buyer or the Business to do business or compete anywhere in the world in any product line or business.

                 1.2.5.3. Those involving any performance-based compensation, royalty or similar arrangement (other than sales representative, concession, driving range and diver arrangements entered into in the ordinary course of business, all of which are being assumed by Buyer).

         1.3. Assumption of Certain Liabilities. At the Closing, Buyer will assume only the following liabilities of Seller relating to the Business (the "Assumed Liabilities"). Except as specifically described in this Section 1.3, Buyer shall not assume any liability or obligation of Seller whatsoever, whether or not any such liability or obligation pertains to the Business or the Purchased Assets.

                 1.3.1. Buyer shall assume all payment or performance obligations and related liabilities that arise after the Closing (without giving effect to the consequences of any breach by Seller) under all instruments, contracts and agreements assigned to Buyer under Section 1.1 or Section 1.2.5.

                 1.3.2. Buyer shall assume only such expenses relating to promoting and marketing the Business ("Promotional Expense") and such prepayments relating to concession agreements ("Prepaid Concession Expense") as are incurred in compliance with the following procedure. Seller will not incur any Promotional Expense or Prepaid Concession Expense without the consent of Amin Khoury ("Khoury") or David Lahar ("Lahar"), which consent shall not be unreasonably withheld. In the event Khoury or Lahar consents to such Promotional Expense or Prepaid Concession Expense, Buyer will assume the cost of such Promotional Expense or Prepaid Concession Expense at the Closing and will pay all such expenses (to the extent previously paid by Seller) as additional Cash Purchase Price at the Closing. If Seller incurs a Promotional Expense or Prepaid Concession Expense without the consent of Khoury or Lahar, Seller will be responsible for paying such Promotional Expense or Prepaid Concession Expense. Buyer will at the Closing assume the cost of and pay (to the extent previously paid by Seller) as additional Cash Purchase Price at the Closing all Promotional Expenses and Prepaid Concession Expenses between March 4, 1997 and the Closing Date that are reasonably necessary to maintain the value of the Business as a going concern, so long as Khoury or Lahar consents to such Promotional Expenses or Prepaid Concession Expenses, which consent shall not be unreasonably withheld. Liabilities for accrued but unpaid Promotional Expenses and Prepaid Concession Expenses so consented to by Khoury or Lahar will be included in the Assumed Liabilities. In no event shall Seller's obligation to incur Promotional Expenses from March 4, 1997 to the Closing Date exceed $67,000 in the aggregate nor extend to matters other than the Disney production film, ESPN local ad spot, Golf Channel spot, long drive contest and Nitro express printing and mailing the details of which have been provided by Seller to Buyer. In no event shall Seller's obligation to incur Prepaid Concession Expenses (other than Prepaid Concession Expenses in the amounts of $1,375 in favor of Arizona Golf Resort, $1,466 in favor of Palm Brook Country Club, $7,791 in favor of the Phoenician Resort, and $2,108 in favor of Lago Mar Country Club, which are hereby consented to) from March 4, 1997 to the Closing Date exceed $10,000 in the aggregate. In the event that the Closing shall not have occurred on or before April 30, 1997, Buyer shall promptly pay to Seller the amount of Prepaid Concession Expenses described in the parenthetical clause in the previous sentence and the amount of all Promotional Expenses and Prepaid Concession Expenses incurred after March 4, 1997 and before April 30, 1997 (or, if earlier, the date of termination of this Agreement) that Khoury or Lahar approved, except where Seller has failed to fulfill its obligations hereunder and the termination of this Agreement results solely from such failure.

                 1.3.3. Buyer shall assume all payment or performance obligations and related liabilities with respect to the operation of the Nitro trade show booth.

                 1.3.4. Buyer shall assume all payment or performance obligations and related liabilities that arise, occur or are dated after the Closing Date with respect to deductions, off-sets, chargebacks, price protection provisions, cooperative advertising allowances or other reductions or dilutions that arise, occur or are dated after the Closing Date or that pertain to returns of products of a type constituting Purchased Assets to Buyer or Seller after the Closing. Notwithstanding the foregoing, Buyer will not assume any such obligation or liability resulting from a legal obligation of the Business arising prior to the Closing that either is a verbal obligation or liability that is disclosed in Schedule 1.3.4 or is evidenced in writing (other than such obligations expressly assumed by Buyer pursuant to Section 1.3 or Schedule 1.3.4). Seller hereby represents and warrants that to Seller's knowledge, there are no such obligations or liabilities except as set forth on Schedule 1.3.4 or as set forth in writings copies of which have been delivered to Buyer.
         To the extent assumed by Buyer hereunder, such obligations or liabilities will not be deducted in determining the amount of collections in respect of the Closing Accounts or otherwise.

                 1.3.5. Buyer shall assume, to the extent provided by Section 9, all accrued vacation, accrued vacation pay and accrued sick leave of each Employee hired by Buyer.

                 1.3.6. Buyer shall assume all customer orders that have not been fulfilled as of the Closing Date.

                 1.3.7. Buyer shall assume the account payable to High Precision that relates to a mold base.

                 1.3.8. Buyer shall assume all warranty and product liability and similar costs resulting from occurrences prior to, on or after the Closing Date or products manufactured, remanufactured, sold or distributed prior to, on or after the Closing Date.

                 1.3.9. Seller is expecting to receive a shipment of golf balls and/or cores from Toppoint Trading Company after the Closing Date, as described to Buyer before the Closing, for which Seller has not made payment. If Seller buys such golf balls and/or cores, Buyer will purchase such golf balls and/or cores from Seller, categorized in the same manner as the Ball Inventory, at the assigned values per unit set forth in Section 1.6; Buyer will not assume any liability to Toppoint Trading Company for this shipment, which shall remain the sole responsibility of Seller.

         1.4. Excluded Liabilities. Notwithstanding any other provision of this Agreement, all liabilities or obligations of Seller not constituting Assumed Liabilities, including without limitation the following, shall be retained, paid and performed by Seller (the "Excluded Liabilities"):

                 1.4.1. All accounts payable arising prior to the Closing, other than those accounts payable expressly assumed by Buyer pursuant to Section 1.3.

                 1.4.2. All liabilities or obligations for borrowed money, deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), or guarantees or other credit supports obligation in respect of any of the foregoing, whether direct or in the form of guarantee or similar contingent obligation, existing immediately prior to the Closing.

                 1.4.3. All liabilities or obligations to Seller or its affiliates other than liabilities and obligations arising under this Agreement or the Transitional Services Agreement.

                 1.4.4. All Promotional Expenses and Prepaid Concession Expenses not incurred in compliance with the procedure set forth in
         Section 1.3.2.

                 1.4.5. All liabilities, obligations, claims, actions or proceedings, whether or not contingent and whether or not asserted on or prior to the Closing, to the extent they relate to occurrences, events or periods prior to the Closing (it being understood that Buyer will be responsible for the same to the extent they relate to occurrences, events or periods after the Closing).

                 1.4.6. All liabilities, obligations, claims, actions or proceedings, whether or not contingent and whether or not asserted on or prior to the Closing, that relate to any income Tax (as defined below) of Seller or that relate to any other federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, profits, customs duties, franchise, withholding, employment, real property, personal property, sales, use, transfer, registration, estimated, or other taxes, fees, levies, duties, imposts or charges of any kind, including any interest, penalty, or addition thereto, whether disputed or not ("Tax"), in respect of occurrences, events or periods prior to the Closing.

                 1.4.7.  All liabilities relating to Excluded Assets.

                 1.4.8. All liabilities resulting from a legal obligation of the Business arising prior to the Closing that relate to any account receivable except for those deductions, off-sets, chargebacks, price protection provisions, cooperative advertising allowances or other reductions or dilutions for which Buyer is liable pursuant to Section 1.3.4.

                 1.4.9. All liabilities relating to the closing of the Orlando operations of the Business that are incurred prior to the Closing.

                 1.4.10. All compensation, benefit and other employment related claims, including severance, Comprehensive Omnibus Budget Reconciliation Act ("COBRA") and Worker Adjustment and Retraining Notification Act ("WARN Act") claims (other than sick leave and vacation pay accrued in the ordinary course and assumed pursuant to
         Section 1.3.5), and all medical, dental and similar claims and disability claims incurred on or prior to the Closing. Seller will not be responsible for the payment of any employee's COBRA premiums, it being understood that any such premiums will be borne by the employees and that Buyer has no liability whatsoever in respect of COBRA for Seller's employees (it being understood that Buyer will perform its own obligations under COBRA to any such person who becomes an employee of Buyer).

                 1.4.11. All liabilities and obligations arising under any intercompany or interdivisional account.

                 1.4.12. All liabilities and obligations arising under any contract, lease or other agreement of Seller that is not expressly assumed pursuant to this Agreement or the Bill of Sale, Assignment and Assumption Agreement.

                 1.4.13. All liabilities and obligations of Seller arising as a result of or in connection with any failure by Seller to comply with any bulk sales or bulk transfers laws.

         1.5.  Purchase Price.  Subject to adjustment as provided in Sections
1.6 and 1.7, the purchase price to be paid by Buyer to Seller for the Purchased Assets to be purchased by it hereunder shall be the sum of Six Million Four Hundred Thousand Dollars ($6,400,000) plus the amount of approved Promotional Expenses and Prepaid Concession Expenses paid by Seller before the Closing pursuant to Section 1.3.2 plus an amount (the "Accounts Payment") equal to the amount of the Closing Accounts (the "Cash Purchase Price") plus assumption of the liabilities assumed pursuant to Section 1.3 hereof.

         1.6. Post-Closing Inventory Adjustment. On or immediately after the Closing Date, Deloitte Touche will conduct a physical inventory of the Purchased Assets constituting inventory (including without limitation any such inventory in transit; inventory in transit shall be deemed to be as set forth on the invoice/packing slip/bill of lading accompanying such shipment, provided that for any shipment that includes inventory loaded before the Closing and inventory loaded after the Closing, the invoice/packing slip/bill of lading shall indicate which items of inventory were loaded before the Closing and only such items shall constitute Purchased Assets it being understood that any items loaded after the Closing are the property of Buyer; and such invoice/packing slip/bill of lading shall be final and binding on the parties hereto absent manifest error discovered within 60 days after Closing. Buyer will forward a copy of each such invoice/packing slip/bill of lading to Seller promptly after receipt thereof). As promptly as practicable after the Closing Date, and in any event on or before the expiration of 30 days from the date of Closing, Buyer shall cause Deloitte Touche to prepare, and shall furnish to Seller, a statement of the physical inventory of the Purchased Assets constituting inventory (the "Closing Inventory Statement"). Seller may have representatives observe such inventory. The inventory of the Purchased Assets consisting of golf balls and golf ball cores (the "Ball Inventory") and the inventory of the Purchased Assets other than Ball Inventory (the "Non-Ball Inventory") will be categorized in accordance with the past practices of the Business. The Ball Inventory as of the Closing Date (the "Closing Ball Inventory") and the Non-Ball Inventory as of the Closing Date (the "Closing Non-Ball Inventory") will be valued for purposes of the post-closing adjustment as follows:

          Inventory Category                            Assigned Value Per Unit
          ------------------                            -----------------------

            BALL INVENTORY

            Grind Balls                                       5c.
            Low X-Out Balls                                            10c.
            Cut Balls                                                   5c.
            Cores                                                       8c.
            Balata Balls                                      0c.

 WIP Balls - Resale                      32c.
 WIP Balls - Range                       28c.
 WIP Balls - Pond Run                               24c.
 Used Balls - Finished Product                      38c.

 Nitro SGP Balls                              $4.00 per dozen balls
 Nitro Balata Balls                           $7.10 per dozen balls
 Nitro 440 Balls                              $5.35 per dozen balls
 Nitro Plus 8 Balls                           $5.35 per dozen balls

 NON-BALL INVENTORY

 Non-Ball Inventory                           valued at book value in
                                              accordance with generally
                                              accepted accounting principles
                                              applied on a consistent basis

If the total value of the Closing Ball Inventory as set forth in the Closing Inventory Statement is less than $5,200,000 or if the value of the Closing Non-Ball Inventory as set forth in the Closing Inventory Statement is less than $650,000, Seller will pay to Buyer, directly or from available Escrow Funds (as defined below), on the 120th day following the closing (the "Settlement Date"), an amount equal to the sum of such deficiencies (the "Inventory Shortfall") without netting any excess in either the Closing Ball Inventory or the Closing Non-Ball Inventory against a deficiency in the other category. There shall be no adjustment in the Cash Purchase Price for any excess inventory in either or both categories; provided, however, that if net purchases (i.e., purchases less sales calculated at the above assigned values) of Ball Inventory are made between the date hereof and the Closing and Khoury or Lahar has consented to such purchases in writing, then Buyer will pay to Seller on the Settlement Date (directly and not out of Escrow Funds) the amount of such net purchases to the extent that Closing Ball Inventory exceeds $5,200,000. If the parties disagree as to the value of the Closing Ball Inventory and/or Closing Non-Ball Inventory, the parties shall attempt in good faith to resolve such disagreement for a period of 20 days and, failing such resolution, either party may require that such disagreement be resolved by binding arbitration pursuant to Section
15. Notwithstanding any such arbitration, any amounts not in disagreement shall promptly be paid in accordance with the terms hereof. The fees of Deloitte Touche relating to conducting the physical inventory will be paid by Buyer. The fees of Seller's representatives observing the physical inventory will be paid by Seller.

         1.7. Post-Closing Accounts Receivable Adjustment. Buyer will use commercially reasonable efforts to collect the Closing Accounts on or before the Settlement Date, provided that Buyer is under no obligation to retain or pay for collection agencies to collect any such Closing Accounts. Buyer will not approve or authorize any settlement for less than the full face amount of a Closing Account unless it agrees to pay to Seller the full face value notwithstanding such settlement. Each week prior to the Settlement Date, Buyer will provide to Seller weekly reports with respect to collections received by Buyer on Closing Accounts, together with copies of any instruments representing payments. Buyer shall not have any liability to Seller as a result of its collection efforts made pursuant to this Section 1.7 other than for actions not taken in a commercially reasonable manner. If on the Settlement Date the net collection by Buyer on the Closing Accounts is less than the Accounts Payment ("Accounts Shortfall"), Seller will within 10 business days after the Settlement Date pay Buyer directly or from available Escrow Funds the amount of the Accounts Shortfall, subject to satisfaction by Buyer of its obligations under Section 1.6. If on the Settlement Date the net collection of the Closing Accounts by Buyer exceeds the Accounts Payment, then subject to satisfaction by Seller of Seller's obligations under this Section 1.7, Buyer will within 10 business days after the Settlement Date pay to Seller the amount of such excess. Subject to satisfaction by Seller of Seller's obligations under this
Section 1.7, Buyer will on the Settlement Date reassign to Seller all Closing Accounts then outstanding; such reassigned Closing Accounts will be free of any lien or other encumbrance created by, or arising from action of, Buyer. In addition, Buyer will return to Seller all books, records, notes and other documentation that relates to the reassigned Closing Accounts. Seller shall not have any liability to Buyer as a result of its collection efforts with respect to the reassigned Closing Accounts other than for actions not taken in a commercially reasonable manner. Buyer also agrees to provide any other information reasonably requested that may assist Seller in the collection of the reassigned Closing Accounts. If Seller collects or receives payment before the Settlement Date on any of the Closing Accounts, then subject to satisfaction by Buyer of Buyer's obligations under this Section 1.7, Seller will promptly forward to Buyer all such sums collected or received on Buyer's behalf and Seller will not set-off or hold-back any such sums collected unless the set-off or holdback is directly related to the issue of whether such sum collected was a Closing Account. If Buyer collects or receives payment on or after the Settlement Date on any of the Closing Accounts reassigned to Seller, then subject to satisfaction by Seller of Seller's obligations under this
Section 1.7, Buyer will promptly forward to Seller all such sums collected or received on Seller's behalf and Buyer will not set-off or hold- back any such sums collected unless the set-off or holdback is directly related to the issue of whether such sum collected was a Closing Account. The parties will consult with each other with respect to collection practices regarding both the purchased Closing Accounts and any Closing Accounts reassigned to Seller.

         1.8. Allocation of Purchase Price. The aggregate purchase price will be allocated to the Purchased Assets as agreed by Buyer and Seller on or prior to the Closing Date. Buyer and Seller shall, not later than ninety days after the Closing, execute and cause to be filed Form 8594 under the Internal Revenue Code of 1986, as amended, reflecting such allocation and upon the reasonable request of Buyer, Seller shall execute and file such other documents as may be necessary to document such allocation.

         1.9. Further Assurances. Each of the parties hereto, before, at and after the Closing, upon the request from time to time of any other party hereto and without further consideration, will do each and every reasonable act and thing as may be necessary or reasonably desirable to consummate the transactions contemplated hereby and to effect an orderly transfer to Buyer of the Purchased Assets and the Assumed Liabilities, including without limitation: executing, acknowledging and delivering assurances, assignments, powers of attorney and other documents and instruments; furnishing information and copies of documents, books and records; filing reports, returns, applications, filings and other documents and instruments with governmental authorities; in the case of Seller, withdrawing or transferring to Buyer the d/b/a's, foreign qualifications and the like held by Seller that relate to the Intellectual Property; in the case of Buyer, requesting that the lessors of the 2 leased fork lifts terminate their UCC filings in the State of Texas and their UCC filings in the State of Florida to reflect the change in ownership; turning over to the other all mail and payments belonging to the other; and cooperating with the other party hereto (at such other party's expense) in exercising any right or pursuing any claim, whether by litigation or otherwise, other than rights and claims running against the party from whom or which such cooperation is requested. If either party shall receive any payment that pursuant to this Agreement is the property of the other party, then the party receiving such payment shall promptly turn such payment over to the other party and until such time shall hold it in trust for the other party.

         2. CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, at 10:00 a.m. on March 28, 1997 or on such other date as Buyer and Seller may agree upon in writing (the "Closing Date"), but in no event later than April 30, 1997. At the Closing, Buyer shall (a) pay to Seller, by wire transfer of immediately available funds in accordance with written instructions furnished by Seller at least one business day prior to the Closing, an amount equal to 95% of the Cash Purchase Price and (b) deposit into escrow, pursuant to an escrow agreement in the form of Exhibit 2 hereto (the "Escrow Agreement"), an amount (including any interest and other earnings thereon, the "Escrow Funds") equal to 5% of the Cash Purchase Price; and Seller shall deliver to Buyer the instruments of conveyance specified in Section 5.
As provided by the Escrow Agreement, the Escrow Funds will be applied to satisfy any Inventory Shortfall and/or Accounts Shortfall, and after full satisfaction thereof any remaining Escrow Funds will be released to Seller.

         3. REPRESENTATIONS OF SELLER. Seller represents and warrants to Buyer that:

         3.1. Due Incorporation, Authorization and Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to enter into, execute, deliver and perform this Agreement, any other agreements relating to the transactions contemplated hereby, and any instruments of transfer and conveyance (collectively, with this Agreement, the "Transaction Documents") to which Seller is a party, and to consummate all transactions contemplated hereby and thereby and has taken all corporate action required by law and its Certificate of Incorporation and bylaws to authorize such execution, delivery and performance. This Agreement is, and each of the other Transaction Documents to which Seller is a party will upon execution by a duly authorized officer of Seller at the Closing be, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

         3.2. No Violation or Approval. [Except as set forth on Schedule 3.2,] the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of, or a default under, Seller's Certificate of Incorporation, bylaws, any statute applicable to it, any agreement to which it is a party or by which it or any of its properties are bound, or any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over it or its properties except for such breaches, violations or defaults as could not individually or in the aggregate reasonably be expected to have a material adverse effect on the business, prospects, operations, assets or financial condition of the Business or the ability of Seller to consummate the transactions contemplated hereby (each, a "Material Adverse Effect"). Except as set forth on Schedule 3.2, no consent, approval, order or authorization of, or declaration or filing with, any governmental authority or entity or, to Seller's knowledge, any other party is required of, and has not been obtained or made by, Seller in connection with the execution and delivery of the Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval, order or authorization, or to make such declaration or filing, could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

         3.3.  Transactions with Affiliates.  Except as set forth in Schedule
3.3 hereto, no affiliate of Seller is a competitor, customer or supplier of the Business, nor is any affiliate of Seller a party to any Contractual Obligation. Seller is not a competitor of the Business; except for the purchase of golf balls from the Business, Seller is not a customer of the Business; and Seller does not supply golf balls to the Business.

         3.4. Absence of Changes; Operations in Ordinary Course. Since March 4, 1997, the Purchased Assets have not undergone any material adverse change in their condition or suffered any material damage, destruction or loss (whether or not covered by insurance) that adversely affects their condition in the aggregate, except for such changes, damages, destructions and losses as could not reasonably be expected in the aggregate to have a Material Adverse Effect; and since March 4, 1997, except as a result of changes in general economic conditions or generally affecting the industry in which the Business operates, there has been no change in the condition of the Business, whether as a result of any change as to accounts receivable (other than Excluded Accounts) or other Purchased Assets, any natural disaster, accident, strike, sabotage, or confiscation of property, or to Seller's knowledge any other event or condition directly affecting or relating to Seller or the Business, whether or not related to any of the foregoing, except for such changes as could not reasonably be expected in the aggregate to have a Material Adverse Effect. Since March 4, 1997, except as set forth on

Schedule 3.4, Seller has operated the Business in the ordinary course, consistent in all material respects with the practices followed during the period beginning January 1, 1997, other than as contemplated in the first sentence of Section 7.2 hereof. Without limiting the generality of the foregoing, since March 4, 1997, Seller has not entered into any transaction relating to the Business except in the ordinary course of business (other than the proposed sale of the Purchased Assets to Buyer hereunder).

         3.5. Title to Assets. Seller has good title to all the Purchased Assets, free and clear of all liens, claims, encumbrances or other rights of any other parties ("Liens"), other than liens set forth on Schedule 3.5(a) ("Permitted Liens") and on Schedule 3.5(b) and, with respect to Intellectual Property, to the extent set forth in Section 3.13 and on Schedules 1.1.2 and
3.13. Except as set forth on Schedule 3.2 and Schedule 3.5(b), Seller has complete and unrestricted power and right to transfer the Purchased Assets to Buyer as contemplated by this Agreement. As of the date of this Agreement, except as set forth on Schedule 3.5(c), to Seller's knowledge no claim has been asserted by any person to prevent or in any way limit the use or exercise by Seller of any of the Purchased Assets or challenging the validity or effectiveness of Seller's ownership thereof. To Seller's knowledge, except as set forth on Schedule 3.5(d), none of Seller's rights in the Purchased Assets arise pursuant to contract rights (1) that by their terms are not assignable without the consent of the other contracting party or parties, (2) that may be terminated by the other party thereto as a result of the consummation of the transactions contemplated hereby or (3) in respect of which the consummation of the transactions contemplated hereby would create a default, except where the termination of such contract rights could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

         3.6. Offices. To Seller's knowledge, each building in which is located an Office is in compliance with all applicable laws, statutes, standards, ordinances, codes, orders, rules, regulations, judgments and decrees, federal, state and local (including without limitation applicable zoning and other land use restrictions), except where the failure to so be in compliance could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

         3.7. Good Operating Condition and Repair, etc. Each of the tangible Purchased Assets constituting machinery or equipment is in good operating condition and repair, ordinary wear and tear excepted; and is suitable for the particular purposes for which it is presently used, is performing satisfactorily, and is available for immediate use in the conduct and operations of the Business.

         3.8. Licenses, etc. All material governmental or regulatory licenses and permits with respect to the Purchased Assets or used in the Business are in full force and effect, no material violations have been recorded in respect thereof, and no proceeding or investigation is pending as of the date hereof or, to Seller's knowledge, threatened that could have the effect, directly or indirectly, of revoking or materially limiting any such material licenses or permits.

         3.9. Operations in Conformity With Law, etc. Seller is not in violation of, or in default under, any law, statute, standard, ordinance, code, order, rule, regulation, judgment or decree relating in any manner to or applicable to the Business or the Purchased Assets (other than the Offices), except for such violations and defaults as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except to the extent set forth on Schedule 3.9 as of the date hereof, there are no pending or, to Seller's knowledge, threatened claims, investigations, lawsuits, administrative proceedings (including without limitation with respect to harassment or discrimination with respect to an employee, or with respect to personal injury) against Seller or any employee of Seller (in his capacity as such or as a result of conduct during the course of employment) that pertain to the Business or the Purchased Assets nor, to the Seller's knowledge, any basis therefor.

         3.10. Employee Matters; Benefit Plans. Seller has furnished Buyer accurate summaries of all severance pay, bonus, retirement, vacation, sick leave or other welfare or incentive plans, contracts, arrangements or practices maintained or contributed to by it and in which any one or more of its employees who is employed in the Business participates or is eligible to participate.

         3.11. Labor Relations. There presently is no existing dispute or controversy between Seller and any of its employees that has had, or to Seller's knowledge is reasonably likely to have, a Material Adverse Effect. None of its employees employed in the Business is represented by a labor union and, to Seller's knowledge, there is no labor union organizing activity by or among such employees. There are no collective bargaining agreements or other labor agreements relating to employees employed in the Business.

         3.12.  [Reserved.]

         3.13. Tradenames, Marks, Patents, etc. Listed on Schedule 1.1.2 is all Intellectual Property owned and/or used by Seller in connection with the Business. Except as set forth on Schedule 3.13, to Seller's knowledge each item of Intellectual Property shown as registered on Schedule 1.1.2 has been properly registered, all pending applications have been properly made and filed, and all fees relating to registrations and applications are current. Seller owns or possesses adequate rights to use (without making any payment or granting any right to any person in exchange, except as set forth on Schedule 3.13) all such Intellectual Property (to the extent of its registration, in the case of Intellectual Property shown as registered on Schedule 1.1.2). Seller does not hold any copyright registrations that relate to the Business. Except as set forth on Schedule 3.13, Seller has not granted any license or made any assignment of any Intellectual Property listed on Schedule 1.1.2. To Seller's knowledge, except as set forth on Schedule 3.13, no other person has any right to use any part of the Intellectual Property. To Seller's knowledge, except as set forth on Schedule 3.13, there is no infringement of any such Intellectual Property, Seller has not infringed on any Intellectual Property of any other person, and no claim of infringement has been asserted or threatened, nor is there any basis therefor.

         3.14. Environmental Matters. Seller has operated the Business in compliance in all respects with all applicable environmental laws, except for such noncompliance as does not and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. There has not been any and is no past or continuing release or to Seller's knowledge threat of release of any hazardous or toxic substance, including without limitation a "hazardous substance" as defined in 42 U.S.C. Section 9601(14) and oil, gasoline and other petroleum-based substances (each, a "Hazardous Substance"), into the environment at, on or from any property currently leased or owned by Seller and used in the Business (including without limitation any Office). There have been no Hazardous Substances of or generated by Seller that have been disposed of or come to rest at any site that has been included in any published federal, state or local "Superfund" site list or any other list of hazardous or toxic waste sites. Except as set forth on Schedule 3.14 there never have been any and are no underground storage tanks located on, no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on, and no hazardous waste, as defined by the federal Resource Conservation and Recovery Act or comparable state or local laws, stored on, any real estate at which is located an Office.

         3.15. Employees. Schedule 3.15 contains a list, which list is true and correct in all material respects, of the names, titles, hire dates, full/part time/temporary status, annual salary and any bonus or commission arrangements (whether oral or written), and accrued entitlements to vacation time, vacation pay and sick leave of all of Seller's employees employed in the Business as of the date of this Agreement. Except as indicated on Schedule 3.15, each of such employees is actively engaged in employment with Seller as of the date hereof, and is not currently receiving, and does not have pending any filings, claims or applications in connection with, disability benefits or workers' compensation.

         3.16.  Contractual Obligations, etc.  To Seller's knowledge, Schedule
3.16 contains a true and complete list of all contracts, agreements, deeds, mortgages, leases, licenses, instruments, commitments, undertakings, arrangements or understandings, written or oral, relating to the Business or the Purchased Assets to which or by which Seller is a party or otherwise bound or to which or by which any of the Purchased Assets is subject or bound (collectively, "Contractual Obligations," whether or nor required to be listed on Schedule 3.16) of the types described below and in effect on the date of this Agreement:

                 3.16.1. All employment or consulting agreements, and all outstanding offers of employment, other than outstanding offers of employment pursuant to which the base compensation to be paid by Seller to each offeree is less than $30,000 per year; and all other plans, agreements or arrangements that constitute compensation or benefits to any officer or employee;

                 3.16.2. All Contractual Obligations (including without limitation options) to sell or lease (as lessor) any property or asset used primarily in the Business except in the ordinary course of business;

                 3.16.3. All Contractual Obligations pursuant to which Seller possesses or uses any real property in the Business;

                 3.16.4. All Contractual Obligations pursuant to which Seller possesses or uses any other properties or assets used in the Business pursuant to which Seller pays, accrues expenses of or incurs charges of at least $50,000 over the life of any such Contractual Obligation;

                 3.16.5. All other Contractual Obligations (including licenses) pursuant to which Seller possesses or uses any computer software used in the Business, other than "off-the-shelf" personal computer software that individually involve liabilities in excess of $50,000 over the life of any such Contractual Obligation;

                 3.16.6. All Contractual Obligations with the 10 largest customers of the Business (measured by total purchases in the period from January 1, 1996 through December 31, 1996), other than individual purchase orders;

                 3.16.7. All Contractual Obligations with suppliers or providers of goods or services to the Business, including without limitation purchase orders that will be assumed, which individually involve liabilities in excess of $50,000 over the life of any such Contractual Obligation;

                 3.16.8. All Contractual Obligations under which Buyer could after the Closing be restricted from carrying on any business or other activities anywhere in the world.

Seller has heretofore made available to Buyer a true and complete copy of each of the written Contractual Obligations and a written description of each of the oral Contractual Obligations in effect on the date hereof that is known to Seller, including without limitation all amendments and supplements thereto that are being assumed and all waivers thereunder. To Seller's knowledge, each such Contractual Obligation is valid, binding and enforceable against the other party thereto, except where the failure to be valid, binding and enforceable could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither Seller nor, to Seller's knowledge, any other party is in default under or in breach or violation of, nor has an event occurred that (with or without notice, lapse of time or both) would constitute a default by Seller or, to Seller's knowledge, any other party under any Contractual Obligation other than defaults, breaches or violations of such Contractual Obligations that could not reasonably be expected to have a Material Adverse Effect. Each of the Contractual Obligations has been entered into in the ordinary course of Seller's business.

         4. REPRESENTATIONS OF BUYER. Buyer represents and warrants to Seller as follows:

         4.1. Due Incorporation, Authorization and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of

Delaware, has the requisite corporate power and authority to enter into, execute, deliver and perform this Agreement and the other Transaction Documents to which Buyer is a party and to consummate all transactions contemplated hereby and thereby and has taken all action required by law and its Certificate of Incorporation and bylaws to authorize such execution, delivery and performance. This Agreement is, and each of the other Transaction Documents to which Buyer is a party, will upon execution thereof by a duly authorized officer of Buyer at the Closing be, the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

         4.2. No Violation or Approval. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it will be a party and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of, or a default under, Buyer's Certificate of Incorporation, bylaws, any statute applicable to it, any agreement to which it is a party or by which it or any of its properties are bound, or any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over it or its properties. No consent, approval, order or authorization of, or declaration or filing with, any governmental authority or other entity is required of, and has not been obtained or made by, Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

         4.3. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller or Buyer for any brokerage or finder's commission, fee or similar compensation.

         5. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to purchase the Purchased Assets and to consummate the other transactions contemplated hereby and by the other Transaction Documents are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless expressly waived by Buyer at the Closing:

         5.1. Due Authorization. This Agreement and the other Transaction Documents to which Seller is a party shall have been duly authorized, executed and delivered by Seller.

         5.2. Performance of Obligations. Seller shall have performed and complied with all material agreements and conditions required by any Transaction Document to be performed or complied with by it at or prior to the Closing Date.

         5.3. Representations and Warranties. The representations and warranties made by Seller in this Agreement (including the Exhibits and Schedules hereto), in the Certificate re

Brokerage Fees dated the Closing Date or in the Certificate of the Secretary of Seller dated the Closing Date furnished to Buyer, except for those specifically made as of a particular date, shall be true and correct as of the Closing Date as if made on and as of the Closing Date and Buyer shall have received a certificate of an executive officer of Seller to the foregoing effect and stating that Seller has met the conditions set forth in Section 5.2 above.

         5.4. Bill of Sale, Assignment and Assumption Agreement. Seller shall have executed and delivered a bill of sale, assignment and assumption agreement in the form of Exhibit 5.4 (the "Bill of Sale, Assignment and Assumption Agreement") conveying to Buyer all of the Purchased Assets, together with certificates of title with respect to motor vehicles.

         5.5. Services Agreement. A transitional services agreement ("Transitional Services Agreement") in the form of Exhibit 5.5 shall have been duly authorized, executed and delivered by Seller.

         5.6. Escrow Agreement. An escrow agreement ("Escrow Agreement") in the form of Exhibit 5.6 shall have been duly authorized, executed and delivered by Seller.

         5.7. Assignment of Intangible Assets. Seller shall have executed and delivered to Buyer specific assignments in the form requested by Buyer for recordation of the assignment of Seller's interest in any intangible Purchased Assets.

         5.8. Charter Documents, etc. Seller shall have delivered such certificates or other documents as may be reasonably requested by Buyer or counsel to Buyer, including without limitation certificates of legal existence, good standing and certified charter documents on file with the Secretary of State of the State of Delaware, certificates of the Secretary or Assistant Secretary of Seller with respect to directors' resolutions, bylaws and any other relevant matters.

         5.9. Release of Liens. Seller shall have delivered evidence satisfactory to Buyer of the release and termination of all liens and encumbrances on the Purchased Assets (other than Permitted Liens), including without limitation the liens of LaSalle Business Credit, Inc. ("LaSalle") existing prior to the Closing; provided, however, that Buyer acknowledges that an agreement of LaSalle terminating the liens of LaSalle on the Purchased Assets and approving the sale of the Business to Buyer, UCC-3 Termination Statements signed by an authorized representative of LaSalle relating to the Purchased Assets, terminations of LaSalle's security interests in and/or assignments of Intellectual Property, and such other documentation as shall reasonably be deemed necessary by LaSalle shall be sufficient to satisfy this condition with respect to the liens LaSalle has on the Purchased Assets.

         5.10. Injunctions, etc. No action or proceeding shall have been instituted prior to or on the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated by this Agreement or the other Transaction Documents, the result of which could reasonably be expected to prevent, curtail or make illegal the consummation of such transactions.

         5.11. Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation (excluding consents, authorizations and approvals relating to use, occupancy, Tax liens and similar matters) for the consummation of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

         5.12. General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to Buyer, and Buyer shall have received counterpart originals, or certified or other copies, of all documents, including without limitation board resolutions approving the transactions contemplated by this Agreement, that it may reasonably request in connection therewith.

         6. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. Seller's obligations to sell the Purchased Assets to Buyer and to consummate the other transactions contemplated hereby and by the other Transaction Documents are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless expressly waived by Seller at or prior to Closing:

         6.1. Due Authorization. This Agreement shall have been duly authorized, executed and delivered by Buyer and any Transaction Documents to which Buyer is a party shall have been duly authorized, executed and delivered by Buyer.

         6.2. Performance of Obligations. Buyer shall have performed and complied with all agreements and conditions required by any Transaction Document to be performed or complied with by Buyer at or prior to the Closing Date.

         6.3. Representations and Warranties. The representations and warranties made by Buyer in this Agreement (including the Exhibits and Schedules hereto) or in the Certificate of the Secretary of Buyer dated the Closing Date furnished to Seller, except for those specifically made as of a particular date, shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date and Seller shall have received a certificate of Buyer signed by an executive officer of Buyer to the foregoing effect and stating that Buyer has met the conditions set forth in
Section 6.2 above.

         6.4. Bill of Sale, Assignment and Assumption Agreement. Buyer shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement.

         6.5. Services Agreement. The Transitional Services Agreement shall have been duly authorized, executed and delivered by Buyer.

         6.6. Escrow Agreement. The Escrow Agreement shall have been duly authorized, executed and delivered by Buyer.

         6.7. Purchase Price. Buyer shall have paid to Seller by wire transfer (in accordance with instructions furnished by Seller at least one business day prior to the Closing) an amount equal to 95% of the Cash Purchase Price stipulated by Section 1.5 hereof and shall have deposited into escrow by wire transfer, pursuant to the Escrow Agreement, an amount equal to 5% of such Cash Purchase Price.

         6.8. Charter Documents, etc. Buyer shall have delivered such certificates or other documents as may be reasonably requested by Seller or its counsel, including without limitation certificates of legal existence, good standing and certified charter documents on file with the Secretary of State of Delaware, certificates of the Secretary or Assistant Secretary of Buyer with respect to directors' resolutions, bylaws and any other relevant matters.

         6.9. Injunctions, etc. No action or proceedings shall have been instituted prior to or at the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated by this Agreement or the other Transaction Documents, the result of which could reasonably be expected to prevent, in any way limit or make illegal the consummation of any such transactions.

         6.10. Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation (excluding consents, authorizations and approvals relating to use, occupancy, Tax liens and similar matters) for the consummation of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

         6.11. General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received counterpart originals, or certified or other copies, of all documents, including without limitation records of corporate proceedings, that it may reasonably request in connection therewith.
         6.12. Resale Exemption Certificates. Buyer shall have furnished Seller with resale exemption certificates from the states of Florida, Arizona and South Carolina which shall be reasonably satisfactory to Seller.

         7. COVENANTS OF THE PARTIES.

         7.1. Access to Premises and Information. On, prior to and after the Closing Date, each party hereto will permit any other party hereto and each of its authorized representatives to have reasonable access during normal operating hours to Records in possession of such party that reasonably relate to the conduct or operations on or prior to the Closing Date of the Business, including without limitation Records in respect of accounts payable and general ledgers. Each party agrees that it may not dispose of or transfer to a third party such Records unless it provides thirty days' written notice to the other party and enters into a written agreement with the transferee that provides that such transferee shall give Buyer and Seller access to such Records that is equal in scope to the access provided to Seller and Buyer pursuant to the terms of this Agreement. In addition, subject to receiving prior approval from John
P. Walker or Terrence M. Babilla (which approval will not be unreasonably withheld), prior to the Closing Date Seller will permit the officers, attorneys, accountants, prospective lenders and other authorized representatives and professionals of Buyer access during normal operating hours to all management personnel, offices, properties, books and records of Seller relating to the Business, so that Buyer may have full opportunity to make such investigation as it reasonably desires of the management, business, properties and affairs of the Business, and Buyer shall (at its expense) be permitted to make abstracts from, or copies of, all such books and records. Seller shall allow access sufficient to allow Buyer or its representatives to conduct such environmental site assessment (including subsurface investigation) as it deems appropriate. Each party will maintain the Records received pursuant to this Agreement (in the case of Buyer) or held by it (in the case of Seller) relating to the Business for a period of five (5) years and will, during regular business hours and upon reasonable notice, furnish reasonable access thereto to the other party for audit, tax, accounting or legal purposes. Each party shall be entitled to make copies at its own expense of any such records. If a party proposes to destroy any such records within such 5-year period, such party will notify the other party and deliver to such other party, at such other party's expense, any such Records as such other party requests.

         7.2. Conduct of Business Prior to Closing. Prior to the Closing, Seller will conduct the Business in the ordinary course of business consistent in all material respects with the practices followed during the period beginning January 1, 1997 and will use commercially reasonable efforts to maintain the value of the Business as a going concern; provided that the incurrence of Promotional Expenses and Prepaid Concession Expenses is governed by Section 1.3.2., and that this Section 7.2 shall not apply in respect of Non-Ball Inventory. Without limiting the generality of the foregoing, without the prior consent of Buyer, Seller will not (a) except as set forth on Schedule 7.2, increase the compensation payable or to become payable, or the benefits provided or to be provided, to any employee of the Business or (b) enter into any transaction except in the ordinary course of business; and Seller will continue to purchase and distribute Ball Inventory in the ordinary course of business consistent in all material respects with the practices followed during the period beginning January 1, 1997 (including without limitation as to amount and timing of purchases, subject to appropriate seasonal adjustments), provided, however, that Seller need not incur purchase costs for Ball Inventory in excess of $433,000 for March, 1997 or $433,000 for April, 1997.

         7.3. No Solicitation of Other Offers. In consideration of the time and resources that Buyer will devote to the transactions contemplated hereby and subject to the terms and conditions stated herein, Seller agrees that through April 30, 1997 (or earlier date if this Agreement is terminated in accordance with Section 13), Seller will not, and will cause the affiliates, directors, officers, employees, representatives and agents of Seller or of the Business, not to, directly or indirectly, solicit or initiate or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Buyer and its designees) concerning any sale of the Business or any material assets of the Business, or any similar transaction involving any material assets of the Business. Seller will promptly inform Buyer if Seller receives any bid or other expression of interest regarding any such transaction. Seller represents and warrants that neither Seller nor any of its affiliates is party to or bound by any agreement with respect to any such transaction other than as contemplated by this Agreement.

         7.4. Preparation for Closing. Each of the parties hereto agrees to use all reasonable efforts to bring about the fulfillment of the conditions precedent contained in this Agreement, including without limitation the obtaining of all necessary consents, approvals and waivers for the consummation of the transactions contemplated by this Agreement; provided, however, that Seller's failure to obtain any consents, approvals or waivers, other than a landlord's consent with respect to the Orlando, Florida Lease, the consent of Titleist & Foot-Joy Worldwide Division of Acushnet Company ("Titleist") with respect to the agreement between American Ball Manufacturing and Titleist and the consent of LaSalle to the sale of the Business to Buyer will not be deemed a breach of this Agreement.

         7.5. Non-Disclosure, Announcements, etc. Before the Closing, neither party will without the consent of the other party make any announcement regarding the transactions contemplated hereby except in public releases that do not identify Buyer or its stockholders, directors or officers. Unless this Agreement shall have been terminated without the occurrence of a Closing, Seller will not so disclose any information, including without limitation historical and projected financial information, personnel information, sales and marketing information, product information (except in connection with ordinary course sales and marketing activity) and information regarding future plans or strategies, including without limitation any such information that is contained in any analyses, compilations, studies or other documents or records ("Confidential Information"), relating to the Purchased Assets or the Business to any other person without the prior written consent of Buyer. If this Agreement shall be so terminated, each party agrees to promptly return all information that was provided by the other party in contemplation of the transactions hereunder, to refrain from using such information and to keep such information strictly confidential.

                 7.5.1. No provisions of this Section 7.5 shall be construed as prohibiting the following disclosures: (i) disclosures to appropriate persons of such information as may be legally required for securities, Tax, accounting or other reporting purposes, (ii) disclosures with respect to the direction of communications to Seller or Buyer, (iii) disclosures to employees or independent contractors,
         (iv) confidential disclosures to legal counsel, creditors and independent accountants, (v) disclosures to corporate parents and other corporate affiliates, (vi) disclosures pursuant to the terms of an order of a court or other governmental authority of competent jurisdiction, (vii) disclosures required by law or regulation (including regulations promulgated by a self-regulating organization such as the New York Stock Exchange) or in connection with legal proceedings or (viii) disclosures of matters of which there is public knowledge other than as a result of disclosures made in breach hereof. Buyer and Seller agree to cooperate with one another in good faith with respect to any discussions Buyer may have with any customers, vendors or others having business relationships with Seller relating to the Business.

                 7.5.2. The Confidentiality Agreement made as of February 24, 1997 between The KAD Group, Inc. and Seller (the "Confidentiality Agreement") is hereby incorporated herein and made a part hereof, provided that Buyer's obligations thereunder shall terminate upon the Closing and that Seller's obligations thereunder shall survive the Closing.

         7.6. Agreement Not to Compete. Effective from the date hereof, and for a period of five years after the Closing Date, Seller shall not directly or indirectly (including, without limitation, through any affiliate), alone or in association with others, participate in the ownership, management, operation or control of, or be connected as a partner, consultant, agent or otherwise with, or have any financial interest (other than wholly passive ownership of less than five percent of outstanding equity in a publicly held company), in (through stock or other equity ownership, investing of capital, lending of money or otherwise), or assist anyone else in the conduct of, any business (any such business, a "competitive business") that (a) manufactures, re-manufactures or sells golf balls anywhere in the world; provided, however, that (a) Seller may engage in a business that purchases, manufactures, re-manufactures or sells golf accessories and (b) Seller may sell golf balls that it purchases from Buyer (but no other golf balls) to schools, colleges, universities, government agencies, military facilities, athletic clubs, youth sports leagues and recreational organizations (excluding golf clubs and golf associations). Buyer hereby confirms that, subject to availability, it will sell golf balls to Seller for such purpose at the same price as it charges at the relevant time to other customers that purchase quantities and types of balls similar to the quantities and types of balls purchased by Seller. Notwithstanding the foregoing, Seller will not be deemed to be in violation of this Agreement by reason of any attempt by Jerry Gunderson or any employee of the Business to compete with the Business without the assistance or other involvement of Seller.

         7.7. Agreement Not to Solicit or Hire Employees. Effective from the date hereof, and for a period of two years after the Closing Date, (a) Seller will not directly or indirectly (including, without limitation, through any affiliate) solicit the employment of any persons who, on the date hereof and/or on the Closing Date, are employees of the Business (except for

Raquel Rodriguez or any such employees located in the vicinity of Dallas, Texas who do not accept employment with Buyer or whose employment is subsequently terminated by Buyer), the value of the services of such employees being acknowledged as valuable assets of the Business; and (b) Buyer will not directly or indirectly (including, without limitation, through any affiliate) solicit the employment of any persons who, on the Closing Date, are employees of Seller not employed in the Business (except for any such employees whose employment is terminated by Seller).

         7.8. Acknowledgments of Reasonableness. Sellers acknowledges that the restrictions contained in Sections 7.6 and 7.7 are reasonably necessary for the protection of Buyer and realization by Buyer of the benefit of its bargain under this Agreement and that a violation of such provisions will cause damage that may be irreparable or impossible to ascertain and, accordingly, that Buyer will be entitled to injunctive or other similar relief in equity from a court of competent jurisdiction to enforce these restrictions or restrain a violation of this Agreement. If at the time of enforcement of any provision of Section
7.6 or 7.7, a court (or arbitrator selected by the agreement of the parties) holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

         8. INDEMNIFICATION.

         8.1. Representations and Warranties. Each party hereto (in its capacity as an indemnifying party, an "Indemnifying Party") hereby agrees to indemnify each other party hereto (in its capacity as an indemnified party, an "Indemnitee") and hold it harmless from, against and in respect of the following: any and all damages (excluding punitive damages), deficiencies, actions, suits, proceedings, demands, assessments, judgments, claims, losses , diminution in value, costs, expenses, obligations and liabilities (including costs of investigation and collection and reasonable attorneys' fees and expenses) (herein called a "Loss" or "Losses") arising from or related to any breach of or inaccuracy in any representation or warranty made by or on behalf of such Indemnifying Party (as such representation or warranty would read if all qualifications as to materiality or Material Adverse Effect were deleted therefrom). Notwithstanding anything to the contrary contained herein, (a) if on or prior to the Closing Date Khoury or Lahar has actual knowledge that any representation, warranty or covenant made by Seller is incorrect or is breached in any material respect as of the date hereof or will be incorrect or breached in any material respect as of the Closing Date, Buyer shall have as its sole remedy hereunder the option (i) to terminate this Agreement and enforce its remedies herein provided or (ii) to proceed with the Closing and upon the Closing Buyer shall be conclusively deemed to have waived all claims hereunder to the extent based upon such known misrepresentation, breach of warranty or covenant; and (b) if on or prior to the Closing Date Seller has actual knowledge that any representation, warranty or covenant made by Buyer is incorrect or is breached in any material respect as of the date hereof or will be incorrect or breached in any material respect as of the Closing Date, Seller shall have as its sole remedy hereunder the option (i) to terminate this Agreement and enforce its remedies herein provided or (ii) to proceed with the Closing and upon the Closing Seller shall be conclusively deemed to have waived all claims hereunder to the extent based upon such known misrepresentation, breach of warranty or covenant .

         8.2. Other Liabilities. Seller hereby agrees to indemnify Buyer and hold Buyer harmless from, against and in respect of any Loss to the extent it arises from or relates to (a) any liability of Seller (including without limitation any such liability existing immediately prior to the Closing or arising as a result of the ownership of the Purchased Assets or operation of the Business or Seller prior to the Closing), other than liabilities specifically assumed by Buyer under Section 1.3, (b) any Loss relating to a failure by Seller to obtain a waiver of any Tax lien that is not a Permitted Lien in respect of the Purchased Assets, or (c) any breach of covenant by Seller. Buyer hereby agrees to indemnify Seller and hold it harmless from, against and in respect of any Loss (a) resulting from any liability specifically assumed by Buyer under Section 1.3, (b) to the extent it arises from or relates to the ownership of the Purchased Assets after the Closing or operation of the Business after the Closing, or (c) any breach of covenant by Buyer.

         8.3. Time Limits on Indemnification. Notwithstanding the foregoing, no claim may be made or suit instituted by an Indemnitee under Section 8.1 or otherwise for breach of representations and warranties made hereunder (other than those contained in the first sentence of Section 3.5 or Section 3.14) unless notice of such claim or suit is given to the Indemnifying Party against whom such claim is made or suit instituted on or prior to July 1, 1998. No claim may be made or suit instituted by an Indemnitee for breach of representations and warranties made in Section 3.14 after the fourth anniversary of the Closing Date.

         8.4. Monetary Limitations on Indemnification. No Indemnifying Party shall have any obligation under Section 8.1, or (subject to Section 8.2) otherwise, for breach of representations and warranties made hereunder in respect of any Loss incurred by an Indemnitee until the aggregate cumulative total of all such Losses incurred by the Indemnitee exceeds $50,000, whereupon the Indemnitee shall be entitled to indemnification under such Section 8.1 for the entire cumulative amount of such Losses including such $50,000; provided, however, that the Indemnifying Party shall have no obligation to indemnify the Indemnitee under Section 8.1 for Losses in excess of an aggregate cumulative liability in respect of such claims under Section 8.1 equal to the Cash Purchase Price.

         8.5. Notice of Claims. Promptly after the receipt by an Indemnitee of notice of any claim against such Indemnitee or the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against an Indemnifying Party pursuant to this Section 8, give such Indemnifying Party written notice thereof, enclosing a copy of all papers served. The failure to give such notice shall not relieve any Indemnifying Party of any obligations contained in this Section 8 except to the extent that the failure to give such notice prejudices the rights of such Indemnifying Party.

         8.6. Defense of Third Party Claims. If any claim for indemnification by the Indemnitee arises out of a claim solely for monetary damages by a person or entity other than the Indemnitee, the Indemnifying Party may, by written notice to the Indemnitee within thirty (30) days of receipt of notice of such claim pursuant to Section 8.5, undertake to conduct any proceedings to settle or defend any such claims or to employ counsel to defend any such claims; provided that the Indemnifying Party will reasonably consider the advice of the Indemnitee as to the defense or settlement of such claims, and the Indemnitee will have the right to participate, at its own expense, in such defense or settlement, but control of such defense and settlement will remain exclusively with the Indemnifying Party. The Indemnitee will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnitee unless (1) the employment of counsel by the Indemnitee has been authorized in writing by the Indemnifying Party, or (2) the Indemnitee is advised in writing by its counsel that there exists a conflict of interest between the Indemnifying Party and the Indemnitee in regard to such claim that could reasonably be expected to materially and adversely affect the Indemnitee, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Party. In such event, unless the Indemnitee is advised in writing by its counsel that there exists a conflict of interest between the Indemnifying Party and Indemnitee in regard to such claim, in which case the Indemnitee will retain the right to control such defense and settlement at the cost and liability of the Indemnifying Party and shall be entitled to indemnity with regard to such claim to the full extent provided in this Section 8. After notice from the Indemnifying Party to the Indemnitee of its election to assume the defense, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses except as provided below.
The Indemnitee will provide, at the Indemnifying Party's expense, all reasonable cooperation in connection with any such defense by the Indemnifying Party. Except as otherwise provided in this Section, all costs and expenses, including without limitation counsel and auditor fees, filing fees, and court fees of all proceedings, contests, or lawsuits with respect to any such claim or asserted liability, will be borne by the Indemnifying Party. The Indemnifying Party will not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees, disbursements and other charges of more than one firm admitted to practice in such jurisdiction at any one time for all Indemnitees. If any such claim is made under this
Section 8 and the Indemnifying Party does not elect to undertake defense by written notice to the Indemnitee, the Indemnitee will be entitled to control such defense and settlement and will be entitled to indemnity to the full extent provided in this Section 8. Except for the settlement of a claim that involves the payment of money only (in which case the Indemnifying Party shall give the Indemnitee the opportunity to discuss with it such payment, which opportunity shall not affect the right of the Indemnifying Party to effect such settlement in its full discretion), the Indemnifying Party shall not settle or compromise any claim without the prior written consent of the Indemnitee (which consent will not be unreasonably withheld). If the Indemnitee is controlling the defense, the Indemnitee shall not settle or compromise any claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld).

         8.7. Remedies. In the absence of fraud, and except as set forth in Sections 7.6, 7.7 and 7.8, indemnification pursuant to the provisions of this
Section 8 shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained in this Agreement or in any closing document executed and delivered pursuant to the provisions of this Agreement; and the only legal action which may be asserted by any party with respect to any matter which is the subject of this Agreement shall be a contract action to enforce, or to recover damages under this Section
7. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party.

         9. POST-CLOSING MATTERS. Buyer will offer to hire for employment after the Closing each of Seller's employees then employed in the Business in their current jobs and at their current level of compensation, it being understood, however, that (a) as more fully set forth in Section 1.2.5 Buyer is not assuming any employment, severance or other agreement between Buyer and any employee and (b) Buyer is under no obligation to retain any employee so hired. Buyer shall honor all accrued vacation, accrued vacation pay and accrued sick leave of each such employee hired by Buyer (each employee so hired, an "Employee") as of the Closing. Buyer shall use commercially reasonable efforts to provide to each Employee medical and dental coverage (which need not provide benefits comparable to those provided by Seller, nor cover existing conditions, nor be subject only to exclusions comparable to those contained in the coverages offered by Seller) to the extent available at reasonable cost.
Seller shall be solely responsible for any severance payments due and owing by Seller to any employee of Seller currently employed in the Business who declines Buyer's offer of employment (but not for any severance payments to any such employee who accepts, and later terminates, employment with Buyer). Nothing in this Agreement shall be construed as creating any right of any employee of Seller to continued employment by Buyer or to any particular terms of employment, and nothing in this Section 9 shall limit in any way the right of Buyer to modify at any time the terms of employment of any such employee of Seller or any of the employment, benefits or severance benefits or policies of Buyer.

         10. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by hand delivery; overnight courier or certified mail, return receipt requested, postage prepaid, addressed as follows; or facsimile transmission to the facsimile number set forth below (or to such other address or facsimile number of which the respective party shall have notified the other party).
                 If to Seller, to it at:

                 Sport Supply Group, Inc.
                 1901 Diplomat Drive
                 Farmers Branch, TX  75234
                 Facsimile:  972-406-3409
                 Attn: Chief Executive Officer

                 Copy to:

                 Sport Supply Group, Inc.
                 1901 Diplomat Drive
                 Farmers Branch, TX  75234
                 Facsimile:  972-406-3476
                 Attn: General Counsel

                 If to Buyer, to it at

                 Nitro Leisure Products, Inc.
                 c/o BE Aerospace
                 1400 Corporate Center Way
                 Wellington, FL  33414
                 Facsimile:  561-791-4402
                 Attn:  Amin Khoury

                 Copy to:

                 Arthur G. Siler, Esq.
                 Ropes & Gray
                 One International Place
                 Boston, Massachusetts  02110-2624
                 Facsimile:  617-951-7050

         11. EXPENSES OF TRANSACTION. Whether or not the transactions provided for herein are consummated, each of the parties hereto will assume and bear all expenses, costs and fees incurred by such party in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents.

         12. ENTIRE AGREEMENT. The agreement of the parties that is comprised of this Agreement, the Exhibits and Schedules hereto, the other Transaction Documents, the Confidentiality Agreement and the other documents referred to herein sets forth the entire agreement and understanding between the parties and supersedes any prior written agreement or understanding and any prior or contemporaneous oral agreement or understating relating to the subject matter of this Agreement.

         13. TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing, by Buyer or Seller by giving written notice to the other party (A) at any time on or before April 30, 1997 in the event the other party has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the non-breaching party has notified the breaching party in writing of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach is given or (B) at any time after April 30, 1997, if the Closing shall not have occurred on or before April 30, 1997 (other than as a result of a breach by the terminating party of its obligations hereunder); provided, however, that such termination date may be extended by the parties by mutual consent. If such termination results from such a breach by any party to this Agreement, such breaching party will be liable for all damages, costs and expenses sustained or incurred by the other party as a result of such breach. Nothing herein shall relieve any party from liability for failure to perform its obligations hereunder.

         14. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of Seller and Buyer, provided that no assignment shall relieve the assignor of its obligations hereunder. Prior to the Closing this Agreement and any rights hereunder shall not be assigned, hypothecated or otherwise transferred by any party hereto without the prior written consent of the other parties hereto, which consent shall not unreasonably be withheld.

         15. GOVERNING LAW; ARBITRATION. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the law of any other jurisdiction; provided, however, that any dispute relating to the provisions of Section 15.1 hereof shall be governed by the United States Arbitration Act as then in force.

         15.1.   Arbitration.

                 15.1.1. Generally. Except solely as set forth in Sections 7.6, 7.7, 7.8 and 15.1.4 hereof, each dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof brought by any party hereto shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in effect at the time of the arbitration, including the expedited procedures set forth therein, by an arbitral tribunal composed of three arbitrators, at least two of whom shall be attorneys experienced in corporate transactions, appointed by agreement of the parties in accordance with said Rules. In the event the parties fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with said Rules. In the event the parties shall have failed to agree upon a full panel of arbitrators from said second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with said Rules. If, at the time of the arbitration, the parties agree in writing to submit the dispute to a single arbitrator, said single arbitrator shall be appointed by agreement of the parties in accordance with the foregoing procedure, or, failing such agreement, by the AAA in accordance with said Rules. The foregoing arbitration proceedings may be commenced by any party by notice to the other parties. The decision of the arbitrators shall be final and binding.

                 15.1.2. Certain Costs. As part of an award in any proceeding hereunder, the arbitrator(s) shall have the power to award to any party to such proceeding all or a portion of the reasonable costs of such party in connection with the defense or prosecution of a claim hereunder (including, without limitation, reasonable attorney's fees).

                 15.1.3. Place of Arbitration. The place of arbitration shall be Wilmington, Delaware.

                 15.1.4. Recourse to Courts. The parties hereby exclude any right of appeal to any court on the merits of the dispute. The provisions of this Section 15.1 may be enforced in any court having jurisdiction over the award or any of the parties or any of their respective assets and judgment on the award (including, without limitation, equitable remedies) granted in any arbitration hereunder may be entered in any such court. Nothing contained in this Section 15 shall prevent any party from seeking interim measures of protection in the form of pre-award attachment of assets or preliminary or temporary equitable relief.

         15.2. Reliance. Each of the parties hereto acknowledges that it has been informed by the other party that the provisions of this Section 15 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.

         16. SELLER'S KNOWLEDGE. Whenever a statement regarding the existence or absence of facts in this Agreement or any agreement or document executed in connection herewith or contemplated hereby is qualified by a phrase such as "Seller's knowledge" or "known to Seller" or a variation thereof, it is intended by the parties that the only information to be attributed to Seller is information actually known by Peter Blumenfeld or John P. Walker after making inquiries of Ronald Vanasdale and Marc Gunderson.

         17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same instrument.

         18. HEADINGS. The headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or intent of this Agreement.

         19. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended or shall be construed to give any person or entity, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein or in any schedule or exhibit attached hereto.

         IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed under seal by their respective duly authorized officers as of the day and year first written above.


                                        NITRO LEISURE PRODUCTS, INC.


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        SPORT SUPPLY GROUP, INC.


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                           Each of the undersigned hereby
                                           jointly and severally guarantees to
                                           Seller the performance by Buyer of
                                           its obligations under this Agreement.



                                           ------------------------------------
                                           Amin J. Khoury


                                           ------------------------------------
                                           David A. Lahar